Restricted Stock Award Agreement

COMERICA INCORPORATED
RESTRICTED STOCK AWARD AGREEMENT
THIS AGREEMENT (the "Agreement") between Comerica Incorporated (the "Company") and NAME (the “Award Recipient”) is effective as of GRANT DATE (the “Effective Date”). Any undefined terms appearing herein as defined terms shall have the same meaning as they do in the Comerica Incorporated 2006 Long-Term Incentive Plan, as amended and/or restated from time to time (the "Plan"). The Company will provide a copy of the Plan to the Award Recipient upon request.
WITNESSETH:
1.    Award of Stock. Pursuant to the provisions of the Plan, the Company hereby awards the Award Recipient, subject to the terms and conditions of the Plan (incorporated herein by reference), and subject further to the terms and conditions in this Agreement, XXX Shares of $5.00 par value common stock of the Company (the "Stock Award").
2.    Vesting of Stock Award. The unvested portion of the Stock Award is subject to forfeiture. Subject to the terms of the Plan and this Agreement, including without limitation, fulfillment of the employment requirements in paragraph 5 below, the Stock Award will vest and become free of restrictions in accordance with the following schedule (except in the case of the Award Recipient’s earlier death or Disability or an earlier Change of Control of the Company): 50% of the Shares covered by this Stock Award shall vest and become free of restrictions on the third anniversary of the Effective Date of this Stock Award and 25% of the Shares covered by this Stock Award shall vest and become free of restrictions on each of the fourth and fifth anniversaries of the Effective Date. Any fraction of a Share that would otherwise vest on any date will be rounded down to the next lowest whole number, with any such fraction added to the portion of the Stock Award that vests and becomes free of restrictions on the next vesting date.
As soon as administratively feasible after the vesting of any portion of the Stock Award and the satisfaction of any applicable taxes pursuant to paragraph 13 of this Agreement, the Company will deliver to the Award Recipient (or to the designated Beneficiary of the Award Recipient if the Award Recipient is not then living) evidence of his or her ownership (by book entry or certificate), of the Shares subject to the Stock Award that have vested and for which any applicable taxes have been paid.
3.    Special Vesting and Forfeiture Terms.
(A) Forfeiture Resulting From Acts Occurring During the Grant Year. Notwithstanding the provisions of Section 2 hereof, if it shall be determined at any time subsequent to the Effective Date that Award Recipient has, during the calendar year in which the Effective Date occurs (the “Grant Year”), (i) failed to comply with Company policies and procedures, including the Code of Business Conduct and Ethics or the Senior Financial Officer Code of Ethics (if applicable), (ii) violated any law or regulation, (iii) engaged in negligent or willful misconduct, (iv) engaged in activity resulting in a significant or material Sarbanes-Oxley control deficiency, or (v) demonstrated poor risk management or lack of judgment in discharge of Company duties, and such failure, violation, misconduct, activity or behavior (1) demonstrates an inadequate sensitivity to the inherent risks of Award Recipient’s business line or functional area, and (2) results in, or is reasonably likely to result in, a material adverse impact (whether financial or reputational) on the Company or Award Recipient’s business line or functional area, all or part of the Shares covered by this Stock Award that have not yet become vested at the time of such determination may be cancelled and forfeited. “Inadequate sensitivity” to risk is demonstrated by imprudent activities that subject the Company to risk outcomes in future periods, including risks that may not be apparent at the time the activities are undertaken.
(B) Forfeiture of Units for Acts Occurring in Years other than the Grant Year. Notwithstanding the provisions of Section 2 hereof, if the Award Recipient receives one or more equity awards in any calendar years other than the Grant Year (an “Other Grant Year”) pursuant to an Award Agreement that contains a clause substantially similar to paragraph (A) above, and it shall be determined that Award Recipient, as a result of risk-related behavior, should be subject to the forfeiture of all or part of any such award granted in such Other Grant Year in accordance with the terms of such clause, then the unvested Units granted under this Agreement shall be subject to forfeiture to the extent necessary to equal the Unsatisfied Forfeiture Value (as defined below). The term “Unsatisfied Forfeiture Value” shall mean the value (as determined by the Committee in its absolute discretion) of any portion of the Award determined by the Committee to be subject to forfeiture with respect to the Other Grant Year (without regard to whether or not some portion thereof has already vested) that has in fact vested prior to such determination by the Committee. All or a portion of unvested Shares granted under this Agreement shall be subject to forfeiture in order to satisfy as much as possible of the Unsatisfied Forfeiture Value, and the valuation of such Shares for such purpose shall be determined in the absolute discretion of the Committee.

Restricted Stock Award Agreement

4.    Cancellation of Stock Award. The Committee has the right to cancel for no consideration all or any portion of the Stock Award in accordance with Section 4 of the Plan if the Committee determines in good faith that the Award Recipient has done any of the following: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) was terminated for Cause; (vi) engaged in any activity in competition with the business of the Company or any Subsidiary or Affiliate of the Company; or (vii) engaged in conduct that adversely affected the Company.
The Delegate shall have the power and authority to suspend the vesting of or the right to receive the Shares in respect of all or any portion of the Stock Award if the Delegate makes in good faith the determination described in the preceding sentence. Any such suspension of a Stock Award shall remain in effect until the suspension shall be presented to and acted on by the Committee at its next meeting. This paragraph 4 shall have no application following a Change of Control of the Company.
5.    Employment Requirements. Except as provided in this Agreement, in order to vest in and not forfeit the Stock Award (or portion thereof, as the case may be), the Award Recipient must remain employed by the Company or one of its Affiliates until the Stock Award (or portion thereof) has vested. If there is a Termination of Employment for any reason (other than due to death or Disability) before a portion of the Stock Award has fully vested, the Award Recipient will forfeit any portion of the Stock Award that has not vested immediately following the Termination of Employment unless the Committee determines otherwise. If there is a Termination of Employment due to the death or Disability of the Award Recipient prior to this Stock Award fully vesting, the unvested portion of the Stock Award will vest as of the date of the Award Recipient’s Termination of Employment due to death or Disability.
6.    Effect of a Change of Control. This Stock Award will vest and become free of restrictions on the date a Change of Control of the Company occurs.
7.    Nontransferability. No portion of the Shares underlying this Stock Award that have not yet vested, nor any of the rights pertaining thereto or under this Agreement, shall be transferable other than by will or the laws of intestacy until it has vested; provided, however, that the Award Recipient may, in the manner established by the Committee, designate a Beneficiary to receive any property distributable with respect to the Stock Award upon the death of the Award Recipient. The unvested Shares underlying the Stock Award and any rights pertaining thereto or under this Agreement may not be pledged, alienated, attached or otherwise encumbered. Any purported pledge, alienation, attachment or encumbrance of the Stock Award contrary to the provisions of this Agreement or the Plan shall be void and unenforceable against the Company or any Affiliate.
8.    Voting and Dividends. The Award Recipient shall have the right to vote the Shares underlying any portion of the Stock Award that has not vested and to receive any cash dividends or cash distributions that may be paid with respect thereto. Subject to the terms of the Plan, in the event of a stock dividend, stock distribution, stock split, division of shares or other corporate structure change which results in the issuance of additional Shares with respect to any unvested Share of the Stock Award, such additional Shares will be subject to the same restrictions and vesting requirements as are applicable to such unvested Share of the Stock Award.
9.    No Right to Continued Employment. Nothing in the Plan or this Agreement shall confer on the Award Recipient any right to continue in the employment of the Company or its Affiliates for any given period or on any specified terms nor in any way affect the Company's or its Affiliates' right to terminate the Award Recipient’s employment without prior notice at any time for any reason or for no reason.
10.    Compliance with Laws and Regulations. The Stock Award and the obligation of the Company to deliver the Shares subject to the Stock Award are subject to compliance with all applicable laws, rules and regulations, to receipt of any approvals by any government or regulatory agency as may be required, and to any determinations the Company may make regarding the application of all such laws, rules and regulations.
11.    Binding Nature of Plan. The Award Recipient agrees to be bound by all terms and provisions of the Plan and related administrative rules and procedures, including terms and provisions and administrative rules and procedures adopted and/or modified after the granting of the Stock Award. In the event any provisions of this Agreement are inconsistent with those of the Plan, the provisions of the Plan shall control.
12.    Notices. Any notice to the Company under this Agreement shall be in writing to the following address or facsimile number: Human Resources - Executive Compensation, Comerica Incorporated, 1717 Main Street, MC 6515, Dallas, TX 75201; Facsimile Number: 214-462-4430. The Company will address any notice to the Award Recipient to his or her current address according to the Company's personnel files. All written notices provided in accordance with this paragraph shall be deemed to be given when (a) delivered to the appropriate address(es) by hand or by a nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile to the appropriate facsimile number, with confirmation by telephone of transmission receipt; or (c) received by the addressee, if sent by U.S. mail to the appropriate address or by Company inter-office mail to the appropriate mail code. Either party may designate in writing some other address or facsimile number for notice under this Agreement.

Restricted Stock Award Agreement

13.    Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Award Recipient for Federal income tax purposes with respect to any Shares subject to this Stock Award, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The Award Recipient authorizes the Company to withhold from his or her compensation to satisfy any income and employment tax withholding obligations in connection with the Stock Award. The Award Recipient agrees that the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by the Award Recipient. The Award Recipient shall, to the extent permitted by law, have the right to satisfy tax withholding obligations (provided the amount withheld does not exceed the maximum statutory tax rate in the Award Recipient’s applicable tax jurisdiction or such lesser amount as is necessary to avoid adverse accounting treatment for the Company) in connection with the Stock Award by authorizing the Corporation to withhold from the Shares otherwise issuable to the individual pursuant to the vesting of the Stock Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the amount of the withholding tax obligation. Further, unless determined otherwise by the Committee, the Award Recipient may satisfy such obligations under this paragraph 13 by any other method authorized under Section 9 of the Plan.
14.    Recoupment. In addition to the cancellation provisions of paragraphs 3 and 4, Shares granted pursuant to this Agreement shall be subject to the terms of the recoupment (clawback) policy adopted by the Company as in effect from time to time, as well as any recoupment/forfeiture provisions required by law and applicable to the Company or its subsidiaries, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act; provided, however, to the extent permitted by applicable law, the Company’s recoupment (clawback) policy shall have no application to this Award following a Change of Control of the Company.
15.    Voluntary Participation. Participation in the Plan is voluntary. The value of the Stock Award is an extraordinary item of compensation outside the scope of the Award Recipient’s employment contract, if any. As such, the Stock Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
16.    Force and Effect. The various provisions of this Agreement are severable in their entirety. Any judicial or legal determination of invalidity or unenforceability of any one provision shall have no effect on the continuing force and effect of the remaining provisions.
17.    Successors. This Agreement shall be binding upon and inure to the benefit of the successors of the respective parties.
IN WITNESS WHEREOF, this Agreement has been executed by an appropriate officer of Comerica Incorporated and by the Award Recipient, both as of the day and year first above written.
COMERICA INCORPORATED

By: __________________________	__________________________	__________________________
Name:	XXXXXXX	Employee ID Number
Title:	Employee